Part IV

            LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES

            EXHIBIT 12 - COMPUTATION OF FIXED CHARGE COVERAGE
                               (In Thousands)

                                          For the Year Ended January 31,
                                        1997          1996            1995

Income Before Income Taxes            453,606        352,107        343,531
Fixed Charges:
  Interest Expense                     57,832         48,937         40,110
  1/3 Rental Expense                   19,719         18,045         13,400

Earnings, as Defined                  531,157        419,089        397,041

Fixed Charges:
  Interest Expense                     57,832         48,937         40,110
  Capitalized Interest                  7,315          5,768          4,678
  1/3 Rental Expense                   19,719         18,045         13,400

Fixed Charges                          84,866         72,750         58,188


Fixed Charge Coverage
  (Ratio of Earnings to Fixed Charges)    6.3            5.8            6.8